Exhibit 10.6

Officer Template - Amendment to the Terms and Conditions of Employment

[DATE], 2008

Re: Amendment of the Terms and Conditions of Employment

Dear [  ],

As you know, Section 409A, which governs the payment of deferred compensation plans and arrangements, was added to the Internal Revenue Code in October 2004.  In order to comply with Section 409A and to avoid its harsh income taxes and penalties, we need to amend the Terms and Conditions of Employment, dated as of [  ], between you and Brunswick Corporation (“Brunswick”) (the “Employment Agreement”).  In addition, since the compensation committee of the Board (the “Committee”) has concluded that it is in the best interest of Brunswick’s stockholders to discontinue certain programs, including the Strategic Incentive Plan [, financial counseling services] [ and excess liability insurance coverage benefits], we need to amend the Employment Agreement to remove references to [this][those] program[s].  Furthermore, the Committee has determined that it is desirable to expand the types of payments that Brunswick would be entitled to recover in the event of a violation of the restrictive covenants set forth in Section 5(a) and (b) of the Employment Agreement.  Therefore, you and Brunswick hereby agree, in accordance with Section 16 of the Employment Agreement, to amend the Employment Agreement as set forth in this letter agreement.

All capitalized terms used in this letter agreement but not otherwise defined herein will have the same meaning as defined in the Employment Agreement, and all section references are to a section of the Employment Agreement, unless otherwise specified.

Accordingly, you and Brunswick hereby agree that, notwithstanding anything to the contrary set forth in the Employment Agreement:

1.
Timing of Payments under Brunswick Performance Plan.  All payments under the Brunswick Performance Plan, and any and all successor or replacement plans, described in Sections 4(b), 6(a)(ii), 6(b)(i), 6(b)(ii), 6(c)(ii) and 6(c)(iii) of the Employment Agreement will be paid to you in accordance with the terms of the Brunswick Performance Plan.

2.
Discontinuance of Certain Compensation and Benefits.  All references in the Employment Agreement to [(i)] the Strategic Incentive Plan (including, without limitation, Section 4(c) of the Employment Agreement in its entirety, Sections 6(a)(ii), 6(b)(i)(iii), 6(b)(ii) and 6(c)(ii) of the Employment Agreement, the definitions of “Reduction in Compensation”, “SIP”, “SIP Bonus” and “Target SIP Bonus” and Appendix II of the Employment Agreement), except to the extent provided in paragraph 7 of this letter agreement[, (ii) financial counseling services (including, without limitation, Section 4(e) of the Employment Agreement in its entirety and Sections 6(a)(iv) and 6(b)(iv) of the Employment Agreement) and] [(iii) excess liability coverage (including, without limitation, Section 4[(k)][(l)](ii) of the Employment Agreement in its entirety and Sections 6(a)(iv) and 6(b)(iv) of the Employment Agreement)], are hereby deleted.

3.
Vacation Payout.  Upon termination of your employment with Brunswick, your earned but unused vacation described in Section 4[(f)][(g)][(h)] of the Employment Agreement will be paid to you within 30 days following termination.

4.
Additional Clawback Provisions.  In the event of any material breach by the Executive of the provisions of Section 5(a) or (b) of the Employment Agreement, the Executive shall be obligated to pay to the Company, in cash, within five business days after written demand is made therefor by the Company, an amount equal to any payments received by the Executive under Sections 6(a), (b) and [(f)] of the Employment Agreement.  In addition, the period described in Section 5(e)(ii)(C) of the Employment Agreement shall commence twelve months prior to the date of the Executive’s termination of employment for any reason.

5.
Timing of Total Severance Payment.  In the event that the Total Severance Payment described in Section 6(a)(i) of the Employment Agreement becomes payable, it will be paid in equal installments, in accordance with the Company’s regular payroll practices and procedures, as if it were to be paid over a 18-month period that commences on the first payroll date following the Release Effective Date; provided that all unpaid portions of the Total Severance Payment will be distributed to you in a lump sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which the date of termination occurs.  However, if you are to attain age 65 prior to the second anniversary of the date on which your employment terminates, the Total Severance Payment will be reduced to a level determined by multiplying the amount of such payment by a fraction, the numerator of which will be the number of full months between the date of termination and the date you will attain age 65 (and the numerator will not be reduced to reflect any six-month delay in payment that may be required pursuant to Section 7 of the Employment Agreement), and the denominator of which will be 18.  In addition, the 18-month period described in the first sentence of this paragraph 5 will also be reduced accordingly.

6.
Timing of Total Change in Control Payment.  In the event that the Total Change in Control Payment becomes payable under Section 6(b)(i) of the Employment Agreement, it will be paid in a lump sum on the Release Effective Date.

7.
Calculation of Total Change in Control Payment.  In light of the elimination of the Strategic Incentive Plan by the compensation committee of the Board, the reference in Section 6(b)(i)(iii) of the Employment Agreement to the targeted bonus under the Strategic Incentive Plan for the period that ended most recently prior to a Change in Control will refer to the Strategic Incentive Plan [2006-2007] period for any termination of employment under Section 6(b) of the Employment Agreement that occurs on or before December 31, 2010; provided, however, that with respect to any such termination that occurs after December 31, 2010, Section 6(b)(i)(iii) of the Employment Agreement will have no effect and the Total Change in Control Payment will be calculated without regard to the Strategic Incentive Plan.

8.
Treatment of Performance-Based Awards.  In the event that the Equity Incentive awards become fully vested and, if applicable, immediately exercisable, under Section 6(b)(iii) of the Employment Agreement, the treatment of all awards held by you that are subject to performance-based vesting criteria will be governed by the terms and conditions of the equity compensation plans and award agreements and/or award terms pursuant to which they were granted.

9.
Timing of Accrued Base Salary Payment.  Any payment of any unpaid Base Salary accrued through a date of termination described in Section 6(c)(i), 6(d) or 6(e) of the Employment Agreement will be paid to you on the regularly scheduled payment date for such Base Salary.

10.
Timing of Severance Payment Based on Pension Plan and Supplemental Plan Accrual.  In the event that the payment described in Section 6(f)(i) of the Employment Agreement becomes payable under such section, it will be paid in a lump sum on the Release Effective Date.

11.
Termination for Good Reason.  The 15-day notice of termination period described in Section 6(g)(i) of the Employment Agreement will be extended to a 60-day period, and a termination of your employment, as specified in such notice, will occur no later than the second anniversary of the date of the occurrence of the event giving rise to Good Reason.

12.
Section 409A of the Code.  Section 7 of the Employment Agreement will be deleted in its entirety and the following language will be inserted in its place:  “The provisions of this Section 7 shall apply notwithstanding any provision in this Agreement to the contrary.

a.
Intent to Comply with Section 409A of the Code. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

b.
Six-Month Delay of Certain Payments.  If, at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company or any Related Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or a Related Company, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh (7th) month following such separation from service.

c.
Prohibition of Offsets. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any Related Company.

d.
Amendment of Deferred Compensation Plans; Indemnification for Section 409A Taxes.  From and after the Effective Date and for the remainder of the Term, (i) the Company shall administer and operate this Agreement and any “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) (and any other arrangement that could reasonably be expected to constitute such a plan) in which the Executive participates and the Executive’s rights and benefits hereunder and thereunder in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time, (ii) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that the Executive may become subject to additional taxes and penalties under Section 409A of the Code (“Section 409A Tax”), the Company shall amend or modify such provision to avoid the application of such Section 409A Tax but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Executive would not, as a result, suffer (A) any reduction in the total present value of the amounts otherwise payable to the Executive (determined without application of the Section 409A Tax), or the benefits otherwise to be provided to the Executive, by the Company, (B) any material increase in the risk of the Executive not receiving such amounts or benefits which he would have received without the application of the Section 409A Tax and any amendment pursuant to this Section 7 or (C) unless the Executive otherwise expressly consents in writing, any significant reduction in the Executive’s legal rights under this Agreement or any Company Plan, and (iii) in the event that, notwithstanding the foregoing, the Executive is subject to a Section 409A Tax with respect to any such provision, the Company shall indemnify and hold the Executive harmless against all taxes (and any interest or penalties imposed with respect to such taxes) imposed as a result of the Company’s failure to comply with clause (i) of this Section 7(d).   The provisions of Sections 10(c), (d), (e) and (f) shall apply mutatis mutandis to any claim by the IRS that, if successful, would give rise to indemnification by the Company under this Section 7(d).

e.
Payment Schedules Relating to Tax Indemnification.  Any amounts payable to the Executive in respect of indemnification pursuant to Section 7(d) for the Section 409A Tax or the Excise Tax Adjustment Payment pursuant to Section 10(a) shall be paid to the Executive as soon as practicable after the applicable liability is incurred, but in any event not later than the last day of the calendar year after the calendar year in which the Executive remits the applicable taxes, interest or penalties to the applicable taxing authority, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v) or any successor thereto.  Furthermore, any amounts that the Executive becomes entitled to receive in respect of costs and expenses incurred in connection with a contest relating to Section 7(d) or 10(e) shall be paid to the Executive as soon as practicable after the applicable cost is incurred, but in any event not later than the later of (i) the last day of the calendar year after the calendar year in which the Executive remits the underlying taxes to the applicable taxing authority and (ii) the last day of the calendar year after the calendar year in which the applicable contest is concluded.

f.
Designation of Installments as Separate Payments.  For purposes of Section 409A of the Code, each installment payment to the Executive provided for in this Agreement or any Company Plan shall be deemed to be a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.

g.
Timing of Reimbursement Payments and Other Benefits.  Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements, including for legal fees, provided to the Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or Company Plan in any other calendar year and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Furthermore, reimbursement payments shall be made to the Executive as promptly as practicable following the date that the applicable expense is incurred, but in any event not later than the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

h.
Timing of Transition Services.  The use of any transition counseling services provided in this Agreement, if desired, shall begin prior to the first (1st) anniversary of the date of termination, and must end prior to the last day of the second (2nd) calendar year following the year in which the date of termination occurs.”

13.
Legal Fees.  The legal fees described in Section 8 and Appendix IV of the Employment Agreement will be paid or recovered under the relevant provision only if you incur the applicable fees, cost or expenses prior to the tenth anniversary of the expiration of the Term.

14.
Amendment Procedures.  The final sentence of Section 16 of the Employment Agreement shall be amended and restated in its entirety to read as follows:  “Except as specifically provided in Section 7 thereof, no amendments or modifications to this Agreement may be made except in writing signed by the Company (as authorized by the Board or the Committee) and the Executive.”

15.	“Code” Definition. The definition of “Code” in the Employment Agreement will include the regulations thereunder as in effect from time to time.

16.
Indemnification.  Any indemnification payments made to you pursuant to Appendix IV of the Employment Agreement will be made to you in a manner that does not cause such payments to constitute deferred compensation under Treas. Reg. 1.409A-1(b)(10) and any successor thereto.

17.
Full Force and Effect.  For the avoidance of doubt, except to the extent expressly modified by this letter agreement, all terms of the Employment Agreement will remain in full force and effect following the date of this letter agreement.

18.
Governing Law.  The validity, interpretation, construction, and performance of this letter agreement shall be governed by the laws of the State of Illinois, without regard to its choice of laws provisions, for contracts made and to be performed wholly in such state; provided, however, that your rights to indemnification under paragraph 16 of this letter agreement shall be governed by the laws of the State of Delaware.

19.	Headings. Headings to paragraphs hereof are for convenience of reference only and shall not be construed to alter or affect the meaning of any provision of this letter agreement.

20.
Entire Agreement.  This letter agreement, together with the Employment Agreement and the appendices attached thereto, contains the entire agreement between you and Brunswick concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and Brunswick with respect hereto.  You acknowledge and agree that this letter agreement constitutes an amendment to the Employment Agreement in respect of your participation and rights to any benefits thereunder.  This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

21.	Counterparts. This letter agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

Intending to be legally bound hereby, the parties have executed this letter agreement on the dates set forth next to their names below.

[________], 2008	BRUNSWICK CORPORATION,

by:

Name:
Title:

[________], 2008	[ ]

by: